Exhibit 99.1

Contact: Contact Kenn Entringer at Casey Communications, Inc., (314) 721-2828. kentringer@caseycomm.com

July 21, 2016

2nd Quarter 2016 Earnings Up 8% at Cass Information Systems, Inc.

Board Announces Cash Dividend

ST. LOUIS – Cass Information Systems, Inc. (NASDAQ: CASS), the nation’s leading provider of transportation, energy, telecom and waste invoice payment and information services, reported second quarter 2016 earnings of $.52 per diluted share, an increase of 8% from the $.48 per diluted share it earned in the second quarter of 2015. Net income for the period was $5.9 million, compared to $5.5 million in 2015.

	2nd Quarter			YTD
	2016	2015	% Change	2016	2015	% Change
Transportation Dollar Volume	$5.8 billion	$6.5 billion	(11.3)	$11.2 billion	$12.6 billion	(10.8)
Facility Expense Dollar Volume*	$2.8 billion	$2.8 billion	0.7	$5.6 billion	$5.7 billion	(2.8)
Revenues	$31.0 million	$30.1 million	2.8	$61.7 million	$59.9 million	3.0
Net Income	$5.9 million	$5.5 million	5.8	$11.7 million	$11.1 million	5.5
Diluted Earnings per Share	$.52	$.48	8.3	$1.03	$.96	7.3

*	Includes Energy, Telecom and Waste

2016 2nd Quarter Recap

The growth in revenue and net income of 3% and 6%, respectively, was propelled by uncovering strong business opportunities that increased sales from new customers and broadened services offerings. This success was achieved despite a persistently challenging economic environment.

The facility expense group led the way to the solid quarterly performance with double-digit growth in transaction volume compared to the second quarter of 2015, the result of highly focused and successful marketing efforts that generated a number of new customers. Facility expense dollar volume was also up for the quarter.

In the transportation group, new accounts boosted transaction volume, but multiple factors offset the benefits of that growth. The foremost impediment was declining activity from existing customers, especially those involved in oil and gas production. Transportation dollar volume was also retarded by lower fuel prices which reduced average invoice amounts. The decrease in dollar volume generated smaller investable balances that reduced investment income, and more significantly, lowered fees from carrier services.

Consolidated operating expenses saw a $400,000 (2%) increase due to strategic investment in staff and technology to win and support new business and annual merit increases.

“We are pleased with how the company is executing its business strategy over the first half of 2016,” said Eric H. Brunngraber, Cass chairman and chief executive officer. “Although we continue to contend with economic challenges, including ongoing low interest rates, our ability to win and grow new business leaves us confident that our strategy is sound.”

Six-Month 2016 Recap

For the six-month period ended June 30, 2016 the company earned $1.03 per diluted share, an increase of 7% from the $.96 per diluted share it earned in the same period in 2015. Net income was $11.7 million, compared to $11.1 million in 2015. Revenues rose 3%, from $59.9 million in 2015 to $61.7 million in 2016.

Consolidated operating expenses were up 2%, or $1.0 million, due to the cost of investing in staff and technology, as noted above.

Cash Dividend Declared

On July 18, 2016, the company’s board of directors declared a third quarter dividend of $.22 per share payable September 15, 2016 to shareholders of record September 2, 2016. Cass has continuously paid regularly scheduled cash dividends since 1934.

“Our history of dividend payments combined with the return of almost $14 million to our shareholders through share repurchase activity over the last 12 months reflects our strong operating performance and solid capital base. It also testifies to the board’s optimism about the company’s long-term prospects,” added Brunngraber.

About Cass Information Systems

Cass Information Systems, Inc. is a leading provider of integrated information and payment management solutions. Cass enables enterprises to achieve visibility, control and efficiency in their supply chains, communications networks, facilities and other operations. Disbursing $40 billion annually on behalf of clients, and with total assets of $1.5 billion, Cass is uniquely supported by Cass Commercial Bank. Founded in 1906 and a wholly owned subsidiary, Cass Bank provides sophisticated financial exchange services to the parent organization and its clients. Cass is part of the Russell 2000®. More information is available at www.cassinfo.com.

Note to Investors

Certain matters set forth in this news release may contain forward-looking statements that are provided to assist in the understanding of anticipated future financial performance. However, such performance involves risks and uncertainties that may cause actual results to differ materially from those in such statements. For a discussion of certain factors that may cause such forward-looking statements to differ materially from the company’s actual results, see the company’s reports filed from time to time with the Securities and Exchange Commission including the company’s annual report on Form 10-K for the year ended December 31, 2015.

Selected Consolidated Financial Data

The following table presents selected unaudited consolidated financial data (in thousands, except per share data) for the periods ended June 30, 2016 and 2015:

	Quarter Ended June 30, 2016	Quarter Ended June 30, 2015	Six Months Ended June 30, 2016	Six Months Ended June 30, 2015
Transportation Invoice Volume	8,776	8,969	16,888	17,094
Transportation Dollar Volume	$5,800,675	$6,541,917	$11,243,007	$12,598,628
Facility Expense Transaction Volume	5,667	5,021	10,955	10,062
Facility Expense Dollar Volume	$2,775,639	$2,755,930	$5,581,132	$5,739,120
Payment and Processing Fees	$20,880	$19,699	$40,425	$39,117
Net Investment Income	9,506	9,282	19,770	18,243
Gain on Sales of Securities	79	690	387	1,639
Other	498	449	1,150	914

Total Revenues	$30,963	$30,120	$61,732	$59,913

Salaries and Benefits	$18,102	$17,543	$35,948	$34,869
Occupancy	866	856	1,700	1,693
Equipment	1,110	1,070	2,165	2,141
Other	2,981	3,171	6,162	6,245

Total Operating Expenses	$23,059	$22,640	$45,975	$44,948

Income from Operations before Income Taxes	$7,904	$7,480	$15,757	$14,965
Income Tax Expense	2,035	1,932	4,055	3,878

Net Income	$5,869	$5,548	$11,702	$11,087

Basic Earnings per Share	$.53	$.49	$1.05	$.97

Diluted Earnings per Share	$.52	$.48	$1.03	$.96

Average Earning Assets	$1,289,339	$1,209,959	$1,275,824	$1,235,878
Net Interest Margin	3.40%	3.52%	3.39%	3.41%
Allowance for Loan Losses to Loans	1.53%	1.76%	1.53%	1.76%
Non-performing Loans to Total Loans	.05%	.47%	.05%	.47%
Net Loan (Recoveries) / Charge-offs to Loans	(.01%)	—	(.01%)	—
Provision for Loan Losses	$—	$—	$(1,000)	$—